Exhibit 99.1

CONTACTS:	PRESS RELATIONS
BETSY CASTENIR
(212) 339-3424

FOR IMMEDIATE RELEASE
INVESTOR RELATIONS
ROBERT TUCKER
(212) 339-0861

FSA HOLDINGS THIRD QUARTER 2005 RESULTS

NET INCOME

$74 Million in Q3 05 (-35% vs. Q3 04)

$266 Million in 9M 05 (-3% vs. 9M 04)

ORIGINATIONS (PRESENT VALUE)

$315 Million in Q3 05 (+25% vs. Q3 04)

$721 Million in 9M 05 (+2% vs. 9M 04)

New York, New York, December 19, 2005 — Financial Security Assurance Holdings Ltd. (the Company), a member of the Dexia group and the holding company for bond insurer Financial Security Assurance Inc. (FSA), announced third-quarter 2005 net income of $73.8 million, 35.4% lower than the restated result for last year’s comparable period.  Third-quarter net income includes a tax adjustment expense of $25.4 million related to the Company’s decision to repatriate 2005 and future earnings of its Bermuda subsidiary.  Operating earnings, which have been redefined to exclude fair value adjustments for both insured credit default swaps and economic interest-rate hedges, were $82.3 million, 8.1% higher than the corresponding result for last year’s third quarter.  For nine months, net income declined 2.6% and operating earnings increased 9.2%.

The Company has restated results for the years 2001 through 2004 and the first two quarters of 2005, primarily reflecting restatements for “economic interest-rate hedges,” which are derivatives that are intended to hedge fixed-rate assets and liabilities but do not qualify for hedge accounting treatment under technical criteria of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133). The Company typically converts the fixed interest rates of assets and liabilities to floating dollar-denominated LIBOR-based rates by means of interest rate derivatives. Without hedge accounting, there is increased earnings volatility, which arises from marking to market each such derivative (but not the asset or liability it is intended to hedge) through the income statement. GAAP results in this release reflect those restatements, and operating earnings now adjusts for the resulting one-sided accounting.  The cumulative income statement impact of the restatement for the period January 1, 2001 through June 30, 2005 is a $71.3 million after-tax earnings increase. The Company is filing the restated results for 2002, 2003, 2004 and the first two quarters of 2005 with the Securities and Exchange Commission (SEC) today.

Robert P. Cochran, chairman and chief executive officer of FSA, said:  “In the course of preparing our third-quarter financials, we became aware that we had not met certain technical requirements of SFAS 133. The restatement adjustments do not result in any significant changes in the Company’s overall financial condition or liquidity position, and the increase in earnings is expected to reverse over time, as the Company generally intends to maintain hedges on the assets and liabilities associated with the derivatives giving rise to these adjustments.”

NET INCOME AND RECONCILIATION TO NON-GAAP OPERATING EARNINGS
(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net Income	$73.8	$114.2	$266.3	$273.3
Less fair-value adjustments for economic interest-rate hedges	(39.3)	24.9	(1.2)	17.6
Less fair-value adjustments for insured credit default swaps, net of taxes (1)(2)	30.8	13.1	17.4	26.7
Operating Earnings (1)	$82.3	$76.2	$250.1	$229.0

(1)   For definitions, see below, “Analysis of Financial Results — Operating Earnings.”   Also see “Non-GAAP Measures” below for a discussion of measures not promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP).

(2)   Includes a portion of the effect of the change in tax rate for the Bermuda subsidiary.  See notes 9 and 10 to the table “Noteworthy Items Included in Net Income” under “Analysis of Financial Results” below.

See “Analysis of Financial Results” below for further discussion of net income and operating earnings.

Shareholders’ equity (book value) was $2.8 billion and non-GAAP adjusted book value (ABV) was $3.8 billion at September 30, 2005.  Over the past 12 months, after taking dividends into account, ABV grew 15.0%.  ABV has been redefined to exclude two additional items:  investment portfolio unrealized capital gains and losses and the fair value of economic interest-rate hedges.  The Company’s management considers ABV to be an operating measure of the Company’s intrinsic value and discloses ABV because it provides information important to management that would not be available to investors through GAAP disclosure alone.  See “Non-GAAP Measures” below for a more detailed discussion of ABV and a reconciliation to the GAAP measure shareholders’ equity.

Present value (PV) originations, a non-GAAP measure, reached $315.0 million in the third quarter of 2005, 24.7% higher than in that quarter of 2004.  For the first nine months, PV originations increased 1.6% to $720.9 million.

Commenting on the business activity during the third quarter, Mr. Cochran said: “FSA had a good third quarter despite a challenging business environment.  Our public finance business was surprisingly strong in the U.S., even before the benefit of a very large public-private partnership financing for the Chicago Skyway, and we closed a number of public infrastructure transactions in other countries. In the asset-backed sector, CDO business slowed, but there was improvement in other asset-backed categories, and we continued to develop longer term business that will strengthen our future earnings base.

“A primary focus during the quarter was the impact of hurricanes Katrina and Rita, which brought terrible devastation to the Gulf Coast region. Though we have not had claims to date, our best assessment at this time of the effect on our insured portfolio is that we will most likely see some interruptions of payment in the short term but ultimate recovery longer term. We have identified the credits we consider most at risk and are monitoring them closely.”

BUSINESS PRODUCTION

TOTAL ORIGINATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Gross par insured (dollars in billions)	$30.1	$44.6	$79.9	$86.7
Gross PV originations (dollars in millions) (1)	315.0	252.7	720.9	709.9

(1)          Estimated by the Company for business originated in the period as the sum of (a) the present value of premiums originated (PV premiums originated), defined as estimated future installment premiums discounted to their present value, as well as upfront premiums, plus (b) the present value of net interest margin originated (PV NIM originated) in the financial products segment, defined as the net of estimated interest to be received on the investments and estimated interest to be paid on liabilities issued in the form of guaranteed investment contracts (GICs), net of the expected derivative results from economic interest-rate hedges, discounted to present value.  The discount rate was 5.30% in 2005 and 5.62% in 2004 for all originations.  PV premiums originated, PV NIM originated and PV originations are non-GAAP measures.  Management believes that by disclosing the components of PV originations in addition to premiums written, the Company provides investors with a more comprehensive description of its new business activity in a given period.  For further discussion, see “Non-GAAP Measures” below.  For a reconciliation of PV premiums originated to gross premiums written, see below, “Analysis of Financial Results – Premiums.”

Unless otherwise noted, percentage changes mentioned in this release compare the period named with the comparable period of the previous year.

U.S. MUNICIPAL ORIGINATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Gross par insured (dollars in billions)	$19.8	$13.1	$50.0	$36.6
Gross PV premiums originated (dollars in millions)	176.8	97.5	344.7	322.9

Driven by high levels of refundings, municipal new-issue market volume continued at a record pace through the first nine months of 2005, rising 15.1% above volume in last year’s comparable period to $309.5 billion.  Insurance penetration was approximately 59%, compared with 54% in last year’s comparable period.  In this environment, excluding the Chicago Skyway transaction, FSA insured approximately 26% of the par amount of insured new issues sold year-to-date.

Including both primary and secondary U.S. municipal obligations with closing dates in the third quarter, the par amount insured by FSA increased 51.6%, and non-GAAP PV premiums originated increased 81.3%.  The complex, $1.4 billion public-private partnership financing for the Chicago Skyway made a significant contribution to PV premiums.  In addition, volume and PV premiums increased in the tax-backed, health care and education sectors.  For the first nine months, FSA’s U.S. municipal par originated increased 36.6%, and PV premiums originated increased 6.8%.  Spreads were tight throughout the period, and the mix of business shifted toward a greater volume of general obligations, including school bonds, and other tax-backed transactions that tend to have lower absolute premiums than revenue bonds because of their lower risk.

U.S. ASSET-BACKED ORIGINATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Gross par insured (dollars in billions)	$7.6	$28.3	$20.2	$41.6
Gross PV premiums originated (dollars in millions)	51.4	100.6	171.2	185.4

Third quarter U.S. asset-backed originations decreased 73.1% in par and 48.9% in PV premiums originated, compared with an exceptionally strong third quarter of 2004.  The declines are primarily the result of reduced production in the collateralized debt obligation (CDO) and sub-prime and net interest margin residential mortgage sectors, partially offset by increases in FSA-guaranteed consumer finance and home equity line of credit securitizations.  For the first nine months, U.S. asset-backed par insured decreased 51.5% and the related PV premiums originated declined 7.7%.  A shift in the mix of business toward longer duration transactions had a positive effect on PV premiums.

INTERNATIONAL ORIGINATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Gross par insured (dollars in billions)	$2.7	$3.2	$9.7	$8.5
Gross PV premiums originated (dollars in millions)	48.4	34.7	132.5	149.0

FSA’s third-quarter international par insured decreased 14.5%, and PV premium production increased 39.6%, reflecting strong production in the public infrastructure sector, partly offset by a decline in CDO business.   For the first nine months, international par insured increased 14.2%, while international PV premiums decreased 11.1%.  While pricing has become more competitive in international markets, the monoline industry is benefiting from the expansion of public infrastructure and asset-backed financings to a greater number of countries.

FINANCIAL PRODUCTS ORIGINATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Gross PV NIM originated (dollars in millions)	$38.4	$19.9	$72.5	$52.6

Non-GAAP PV NIM originated in the financial products segment increased 93.1% for the third quarter.  In addition to municipal GIC transactions executed during the quarter, the Company executed several significant structured GICs, which serve as collateral in structured financings.  While generally taking a cautious approach to asset acquisitions because of the narrow spread environment, the Company did find a number of attractive long-dated purchasing opportunities.  Year-to-date, PV NIM has risen 37.9%.

ANALYSIS OF FINANCIAL RESULTS

NET INCOME. Third-quarter net income decreased 35.4% to $73.8 million from $114.2 million in the third quarter of last year.  The following table provides the after-tax amounts of certain income and expense items that management believes are useful in analyzing net income.

NOTEWORTHY ITEMS INCLUDED IN NET INCOME

(All items shown net of taxes. Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Premiums from refundings and accelerations (1)	$11.6	$5.2	$25.4	$17.8
Realized gains (losses), net	6.5	0.8	6.0	(0.8)
Realized gains from assets acquired in refinancing transactions, net	0.4	—	3.8	—
Realized foreign exchange gain from sale of investments, net (2)	(0.2)	0.1	7.5	0.4
Equity-based compensation (1) (3)	(7.6)	(8.7)	(23.5)	(23.0)
Equity in earnings of SPS (4)	(0.3)	(7.5)	(0.9)	(7.2)
Dividends received from and equity in earnings of XLFA (5)	2.2	(10.0)	6.2	3.2
Return of supplemental premiums (6)	—	—	(1.3)	—
Reassumption of risk (1)(7)	0.1	—	0.8	—
Profit commission (8)	1.2	—	2.2	—
Bermuda tax rate change (9)	(24.5)	—	(25.5)	—
Fair-value adjustments for insured CDS (10)	30.8	13.1	17.4	26.7
Fair-value adjustments for economic interest-rate hedges (11)	(39.3)	24.9	(1.2)	17.6

(1)     Net of deferred acquisition cost amortization.

(2)     The Company sold approximately $144.9 million of sterling-denominated bonds during the first nine months of 2005, which resulted in a foreign exchange gain of $11.5 million before taxes, recorded in other income.

(3)     The Company has always included in net income the currently vested future-value payout cost of its performance share unit program, which is the Company’s only equity-based compensation program.

(4)     SPS Holding Corp. (SPS) is a mortgage servicing holding company in which the Company owned a minority interest.  Due to the proposed sale of SPS, the Company was no longer eligible for a dividends received deduction and therefore recorded additional tax expense of $1.6 million in the first quarter to reverse the inception-to-date tax benefit.  At September 30, 2005, the Company’s interest in SPS had a book value of $50.8 million.  The sale of SPS was consummated in October of 2005.

(5)     The Company owns preferred shares of XL Financial Assurance Ltd (XLFA), a financial guaranty insurance company.  XLFA reinsures business originated by FSA and other financial guarantors.  In the fourth quarter of 2004, the Company began to account for its investment in XLFA as an equity security. The figures shown in this table are the full after-tax contribution of the preferred shares in XLFA, whether recorded as dividends (in 2005) or as equity in earnings (for the first three quarters of 2004).  In the third quarter of 2004, the Company refined the method for estimating the carrying amount of this investment.  As a result, in the third quarter of 2004, the Company charged equity in earnings a pre-tax amount of $11.7 million and reduced its carrying value in this investment by that amount.

(6)     To resolve differing interpretations of contract language regarding the calculation of supplemental premiums, in the second quarter, the Company negotiated a settlement with an asset-backed issuer under which FSA reversed $2.3 million of previously recorded pre-tax supplemental gross premiums ($1.9 million net of reinsurance).

(7)     At the end of the second quarter of 2005, the Company reassumed a block of health care business from a reinsurer.

(8)     A New York reinsurer transferred a block of FSA ceded business to its Bermuda affiliate. During the second quarter, in connection with this transfer, the Company negotiated a profit commission, of which the Company recorded $1.5 million before taxes, in other income, for the first half of 2005. The profit commission for the third quarter was $1.8 million before taxes.

(9)     In connection with the Company’s previously disclosed decision to repatriate income from its Bermuda subsidiary Financial Security Assurance International Ltd. (FSA International), the Company no longer intends to leave future earnings of that subsidiary permanently offshore, with the effect that 2005 and future income of FSA International have become subject to an increased effective U.S. tax rate.  The amounts presented under this caption exclude the impact of this tax rate change on fair value adjustments for insured CDS.  For the third quarter, the increased tax liability reduced net income by $25.4 million and operating income by $24.5 million.  For the first nine months, the increased tax liability reduced net income by $26.4 million and operating income by $25.5 million.  The Company expects, in the fourth quarter of 2005, to recapitalize FSA International to become a wholly owned subsidiary.

(10)         This item is excluded from operating earnings. Includes a $0.9 million tax expense related to the Bermuda tax rate change.  See note 9.

(11)         This item is excluded from operating earnings.  SFAS 133 prescribes one-sided accounting for derivatives that do not qualify for hedge treatment.  (See “Operating Earnings” below.)

OPERATING EARNINGS.  The Company defines operating earnings (a non-GAAP measure) as net income before the effects of fair-value adjustments for:

•                       economic interest-rate hedges, defined as interest-rate derivatives that are intended to hedge fixed-rate assets and liabilities but do not meet the criteria necessary to receive hedge accounting treatment under SFAS 133; and

•                       FSA-insured CDS that have investment-grade underlying credit quality and must be marked to fair value under SFAS 133.

Periodic unrealized gains and losses related to interest-rate hedges arise in both the financial guaranty and financial products business segments, caused primarily by the one-sided mark-to-market derivative valuations prescribed by SFAS 133 for derivatives that do not qualify for “hedge treatment” under GAAP.  Under the Company’s definition of operating earnings, the economic effect of these hedges is recognized, which, for interest-rate swaps, generally results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item’s life.

CDS contracts are generally non-cancelable prior to maturity, and the Company views insured CDS risks as comparable to other insured risks.  In a typical CDS transaction, the Company, in exchange for an upfront or periodic premium, indemnifies the insured for economic losses (in excess of some agreed-upon deductible) related to specified reference obligations, primarily pools of corporate debt securities or bank loans, structured such that the risk insured is investment grade without the benefit of the credit protection provided by the Company.  In the event a CDS were to migrate below investment grade, the fair-value impact would be fully reflected in operating earnings.  Management believes it is probable that the financial impact of the fair-value adjustments for the insured CDS will sum to zero over the finite terms of the exposures, which are typically five to ten years at inception.  Notwithstanding this eventual outcome, sharp swings in the estimated fair value of the CDS portfolio may occur from quarter to quarter, as the credit spreads that drive the fair value estimates are volatile.

Third-quarter operating earnings of $82.3 million were higher than net income because they exclude positive pre-tax fair-value adjustments for insured CDS totaling $46.7 million and negative pre-tax fair value adjustments for economic interest-rate hedges of $60.5 million.  The fair-value adjustments for insured CDS primarily reflect a tightening of market credit spreads. The fair-value adjustments for economic interest-rate hedges, which are more heavily weighted to hedging fixed rate liabilities (where the hedge contracts call for receiving the fixed rate and paying the LIBOR floating rate), reflect increases in LIBOR-based interest rates across the curve.  The fair-value adjustments in the third quarter of 2004 were pre-tax gains totaling $19.4 million for insured CDS and $38.3 million for economic interest-rate hedges.  (See the “Noteworthy Items” table above for after-tax amounts.)

Nine-month operating earnings of $250.1 million were lower than net income because they exclude positive pre-tax fair-value adjustments for CDS totaling $26.8 million and negative pre-tax fair-value adjustments for economic interest-rate hedges of $1.8 million.  The fair-value adjustments for insured CDS primarily reflect a tightening of market credit spreads.  The fair-value adjustments for economic interest-rate hedges reflect the effect of increases in short-term LIBOR-based interest rates partially offset by decreases in longer term LIBOR-based interest rates.   The fair-value adjustments in the first

nine months of 2004 were pre-tax gains totaling $39.4 million for insured CDS and $27.1 million for economic interest-rate hedges.  (See the “Noteworthy Items” table above for after-tax amounts.)

PREMIUMS. The following table reconciles gross premiums written, which captures all premiums collected in a period regardless of when the related business was originated, to PV premiums originated, a non-GAAP measure that management uses to evaluate current business production.

RECONCILIATION OF GROSS PREMIUMS WRITTEN TO PV PREMIUMS ORIGINATED

(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Gross premiums written	$236.8	$198.2	$570.5	$623.8
Gross installment premiums received	(121.5)	(83.0)	(264.7)	(253.4)
Gross upfront premiums originated	115.3	115.2	305.8	370.4
Gross PV estimated installment premiums originated	161.3	117.6	342.6	286.9
Gross PV premiums originated	276.6	232.8	648.4	657.3

The following table summarizes earned and written premiums, net of reinsurance.

NET EARNED AND WRITTEN PREMIUMS

(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net premiums written	$160.9	$148.8	$414.3	$431.9
Net premiums earned	116.8	100.6	308.0	294.5
Net premiums earned excluding effect of refundings and accelerations	96.5	90.6	262.7	262.2

For the third quarter, gross premiums written increased 19.5%, and net premiums written increased 8.1%, reflecting growth in municipal premiums written.  For the first nine months, gross premiums written decreased 8.6%, and net premiums written decreased 4.1%.

For the third quarter, net premiums earned totaled $116.8 million, a 16.2% increase.  This includes $20.3 million of net premiums earned from refundings and accelerations, compared with $10.0 million in the third quarter of 2004.  Excluding premiums from refundings and accelerations, third-quarter net premiums earned increased 6.5%, reflecting increases in municipal and asset-backed earned premiums as well as the reassumption of a block of health care business for which it recorded $2.4 million of previously ceded earned premiums in the third quarter.

For the first nine months, net premiums earned increased 4.6%.  This includes $45.3 million of net premiums earned from refundings and accelerations, compared with $32.3 million in last year’s comparable period.  Excluding premiums from refundings and accelerations, net premiums earned for the first nine months increased 0.1%, primarily driven by the health care premiums and growth in municipal earned premiums, offset by a decline in asset-backed earned premiums.

NET INTEREST MARGIN.  Net interest margin for the financial products segment was $14.5 million in the third quarter of 2005, compared with $8.8 million in the third quarter a year ago.  Nine-month net interest margin increased to $28.1 million from $20.6 million in last year’s comparable period.  The increases in net interest margin are due primarily to a larger book of GIC business.

INVESTMENT PORTFOLIO. Third-quarter net investment income was $50.7 million, an increase of 16.0%.  The increase primarily reflects higher invested balances in the investment portfolio and the inclusion of XLFA quarterly dividends of $2.4 million.  Through the third quarter of 2004, the investment in preferred shares of XLFA was recorded as equity in earnings of an unconsolidated affiliate.  It is now treated as part of the investment portfolio.

Third-quarter net realized gains, including amounts from refinanced transactions, were $8.0 million, compared with $1.2 million a year ago.  The Company’s effective tax rate on investment income (excluding the effects of realized gains and losses and variable interest entities) for the third quarter was 18.5%, including the impact of the Bermuda tax rate change, versus 9.4% a year ago.

EXPENSES AND RESERVES. For the third quarter, policy acquisition and other operating expenses increased to $40.4 million ($26.3 million after taxes) from $38.7 million ($25.2 million after taxes) in the previous year’s third quarter.  These expenses increased primarily due to the amortization effects of reassuming a block of business and increased volume of refundings and prepayments.

The Company recorded losses and loss adjustment expenses incurred of $10.2 million ($6.6 million after taxes) in the third quarter.  During the third quarter of 2004, the Company recorded a net recovery of $4.3 million ($2.4 million after taxes) because FSA exercised its rights to have the collateral of a defaulted collateralized bond obligation liquidated at a public sale, in which the Company offered the highest bid and acquired the collateral in order to gain control of the portfolio in order to mitigate potential losses. The previously established case reserve was drawn down to reflect the excess of the purchase amount over the fair value of the collateral. The $9.5 million balance of the case reserve was returned to the non-specific reserve. After reevaluating its requirements for the CDO portion of the non-specific reserve, the Company then reduced the non-specific reserve by $9.5 million. Adjustments to reserves represent management’s estimate of the amount required to cover the present value of the net cost of claims, based on statistical provisions for new originations.

During the third quarter of 2005, a net amount of $0.9 million was transferred from the non-specific reserve to case reserves, primarily reflecting adjustments to existing case reserves for certain CDO transactions.  Transfers between non-specific and case reserves represent a reallocation of existing loss reserves and have no impact on earnings.  At September 30, 2005, aggregate case and non-specific reserves, net of reinsurance recoverables, totaled $164.8 million, compared with $144.5 million at December 31, 2004.

NON-GAAP MEASURES

To reflect accurately how the Company’s management evaluates the Company’s operations and progress toward long-term goals, this release contains both measures promulgated in accordance with accounting principles generally accepted in the United States of America (GAAP measures) and measures not so promulgated (non-GAAP measures).  Although the measures identified as non-GAAP in this release should not be considered substitutes for GAAP measures, management considers them key performance indicators and employs them in determining compensation.  Non-GAAP measures therefore provide investors with important information about the way management analyzes its business and rewards performance.  A more complete discussion of these non-GAAP measures appears in Item 7 of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004, which is being filed with the Securities and Exchange Commission today.

Non-GAAP measures used in this release include ABV, operating earnings, PV premiums originated, PV NIM originated and PV originations.  In the tables above, operating earnings is reconciled to net income, and PV premiums originated is reconciled to gross premiums written.  PV NIM originated is the present value of estimated future net interest margin generated by new business in the financial products segment during a given period.  PV originations is the sum of PV premiums originated and PV NIM originated.  The Company employs PV originations to describe the present value of all the Company’s originations in a given period.

ABV is reconciled to book value in the table below.  ABV consists of book value plus net deferred premium revenues and the estimated value of future contractual cash flows related to financial guaranty and financial products transactions in force as of the balance sheet date, less net deferred acquisition costs, unrealized investment gains and losses, and fair-value adjustments for insured CDS and economic interest-rate hedges.  An investor attempting to evaluate the Company using GAAP measures alone would not have the benefit of this information, which management uses in measuring performance and calculating a portion of employee compensation.  The ABV calculation relies on estimates of the amount and timing of installment premiums and net interest margin and applies discount factors to determine the present value.  Actual values may vary from the estimates.

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO NON-GAAP ADJUSTED BOOK VALUE

(Dollars in millions)

	September 30, 2005	December 31, 2004
Shareholders’ Equity (Book Value)	$2,798.0	$2,611.3
After-tax adjustments:
Plus net unearned premium revenues (net of taxes of $504.9 million and $467.7 million)	937.7	868.6
Plus PV future net installment premiums and financial products PV future net interest margin (net of taxes of $304.7 million and $267.8 million) (1)	566.0	497.3
Less net deferred acquisition costs (net of taxes of $116.1 million and $107.8 million)	215.7	200.3
Less fair-value adjustments for insured CDS (net of taxes of $25.6 million and $15.2 million)	47.6	31.4
Less fair value of economic interest-rate hedges (net of taxes of $36.9 million and $34.4 million)	68.7	63.8
Less unrealized gains on investments (net of taxes of $93.4 million and $103.8 million)	173.5	199.8

Adjusted Book Value	$3,796.2	$3,481.9

(1)     The discount rate varies according to the year of origination.  For each year’s originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years.  The rate was 5.30% in 2005 and 5.62% in 2004.

This release also contains certain other non-GAAP measures that are based on statutory accounting principles applicable to insurance companies.  Management uses such measures because the measures are required by regulators or used by rating agencies to assess the capital adequacy of the Company.  The following table presents statutory-basis information for FSA.

CLAIMS-PAYING RESOURCES (STATUTORY BASIS)

FINANCIAL SECURITY ASSURANCE INC. AND SUBSIDIARIES

(Dollars in thousands)

	September 30, 2005	December 31, 2004
Contingency Reserve	$1,077,119	$1,099,462
Capital and Surplus	1,374,539	1,181,421
Qualified Statutory Capital	2,451,658	2,280,883
Net Unearned Premium Reserve	1,773,571	1,649,230
Loss and Loss Adjustment Expense Reserve	47,506	48,142
Policyholder Capital and Reserves	4,272,735	3,978,255
Net Present Value of Installment Premiums	824,789	727,340
Third-Party Capital Support (1)	550,000	525,000
Total Claims-Paying Resources (2)	$5,647,524	$5,230,595

Net Insurance in Force (principal & interest)	$493,653,325	$454,359,331
Capital Ratio (3)	201:1	199:1
Claims-Paying Ratio (4)	87:1	87:1

(1)   Standby line of credit facility and money market committed preferred trust securities.

(2)   Total claims-paying resources refers to a term used by rating agencies to quantify total resources available to pay claims in their stress-case scenarios. Rating agencies may apply further adjustments to some or all of the figures in order to reflect their views of realization.

(3)   Capital ratio is net insurance in force divided by qualified statutory capital.

(4)   Claims-paying ratio is net insurance in force divided by claims-paying resources.

ADDITIONAL INFORMATION

The Company will post its current Operating Supplement to its website, www.fsa.com, today.  The Operating Supplement contains additional information about results for the period covered in this release.  Today’s filings with the SEC will include a 10-K/A report for the year 2004 (including restatements for the years 2002 and 2003), 10-Q/A reports for the first and second quarters of 2005 and a 10-Q report for the third quarter of 2005.

FORWARD-LOOKING STATEMENTS

The Company relies on the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

In its filings with the SEC, reports to shareholders, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward-looking statements include, but are not limited to:

•                       projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts

•                       statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and

•                       expected losses on, and adequacy of loss reserves for, insured transactions. Words such as “believes,” “anticipates,” “expects,” “intends” and “plans” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include:

•                       changes in capital requirements or other criteria of securities rating agencies applicable to FSA

•                       competitive forces, including the conduct of other financial guaranty insurers

•                       changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients

•                       changes in accounting principles or practices that may result in a decline in securitization transactions or affect the Company’s reported financial results

•                       an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its investment portfolio

•                       inadequacy of reserves established by the Company for losses and loss adjustment expenses

•                       disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures

•                       downgrade or default of one or more of FSA’s reinsurers

•                       the amount and nature of business opportunities that may be presented to the Company

•                       market conditions, including the credit quality and market pricing of securities issued

•                       capacity limitations that may impair investor appetite for FSA-insured obligations

•                       market spreads and pricing on insured credit default swap exposures, which may result in gain or loss due to mark-to-market accounting requirements

•                       prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA, and

•                       changes in the value or performance of strategic investments made by the Company.

The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

THE COMPANY

Financial Security Assurance Holdings Ltd. (FSA Holdings) is a New York-headquartered holding company whose subsidiaries provide financial guarantees in both the public and private sectors around the world.  Its principal operating subsidiary, Financial Security Assurance Inc. (FSA), is a leading guarantor of municipal bonds, infrastructure financings and asset-backed securities.  FSA has earned Triple-A ratings, the highest ratings available, from Fitch Ratings, Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Rating and Investment Information, Inc.  FSA Holdings is a member of the Dexia group, a leading European banking group.  For additional information, visit www.fsa.com.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30, 2005	December 31, 2004
		(restated)
ASSETS:
Bonds at fair value (amortized cost of $3,886,227 and $3,662,584)	$4,069,693	$3,914,763
Equity securities at fair value (cost of $54,347 and $54,300)	54,346	54,300
Short-term investments	361,052	321,071
Variable interest entities’ bonds at fair value (amortized cost of $1,156,701 and $1,342,489)	1,157,738	1,346,355
Variable interest entities’ short-term investment portfolio	11,687	1,194
Financial products bond portfolio at fair value (amortized cost of $11,269,355 and $7,882,739)	11,346,321	7,925,072
Financial products bond portfolio pledged as collateral at fair value (amortized cost of $5,908)	—	5,913
Financial products short-term investment portfolio	1,090,190	268,125
Total investment portfolio	18,091,027	13,836,793
Assets acquired in refinancing transactions:
Bonds at fair value (amortized cost of $61,257 and $151,895)	64,469	157,036
Securitized loans	306,885	369,749
Other	150,243	222,423
Total assets acquired in refinancing transactions	521,597	749,208
Total investments	18,612,624	14,586,001
Cash	21,191	14,353
Deferred acquisition costs	331,812	308,015
Prepaid reinsurance premiums	802,045	759,191
Investment in unconsolidated affiliate	50,805	49,645
Reinsurance recoverable on unpaid losses	34,307	35,419
Other assets	1,357,099	1,328,384
TOTAL ASSETS	$21,209,883	$17,081,008
LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS’ EQUITY:
Deferred premium revenue	$2,244,646	$2,095,423
Losses and loss adjustment expenses	199,151	179,941
Guaranteed investment contracts and variable interest entities’ debt	14,225,963	10,444,051
Deferred federal income taxes	289,263	249,665
Notes payable	430,000	430,000
Minority interest	48,550	48,550
Minority interest in variable interest entities	203,201	178,575
Accrued expenses and other liabilities	771,119	843,525
TOTAL LIABILITIES AND MINORITY INTEREST	$18,411,893	$14,469,730
COMMITMENTS AND CONTINGENCIES
Common stock (200,000,000 shares authorized; 33,517,995 issued; par value of $.01 per share)	335	335
Additional paid-in capital—common	905,080	905,080
Accumulated other comprehensive income (net of deferred income taxes of $93,421 and $103,755)	173,497	199,764
Accumulated earnings	1,719,078	1,506,099
Deferred equity compensation	20,177	23,528
Less treasury stock at cost (254,736 and 297,276 shares held)	(20,177)	(23,528)
TOTAL SHAREHOLDERS’ EQUITY	2,797,990	2,611,278
TOTAL LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS’ EQUITY	$21,209,883	$17,081,008

See Notes to Financial Statements to be filed on Form 10-Q.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
		(restated)		(restated)
REVENUES:
Net premiums written	$160,918	$148,831	$414,336	$431,906
Net premiums earned	116,832	100,585	307,967	294,514
Net investment income	50,696	43,684	150,546	126,315
Net realized gains (losses)	7,406	1,158	6,277	(1,262)
Net interest income from financial products and variable interest entities	143,768	51,833	324,369	128,782
Financial products net realized gains	—	2,099	129	2,217
Net realized and unrealized gains on derivative instruments	(42,431)	148,040	(95,064)	134,949
Income from assets acquired in refinancing transactions	8,349	6,786	27,837	19,270
Net realized gains from assets acquired in refinancing transactions	567	—	5,849	—
Other income	3,734	1,493	22,223	11,348
TOTAL REVENUES	288,921	355,678	750,133	716,133
EXPENSES:
Losses and loss adjustment expenses	10,185	(4,263)	20,407	11,103
Interest expense	6,749	6,748	20,245	20,245
Policy acquisition costs	20,247	15,989	51,853	44,608
Financial products and variable interest entities’ foreign exchange (gains) losses	(9,682)	20,188	(167,729)	(31,142)
Net interest expense from financial products and variable interest entities	144,135	70,246	339,130	183,020
Other operating expenses	20,151	22,726	71,028	66,368
TOTAL EXPENSES	191,785	131,634	334,934	294,202
INCOME BEFORE INCOME TAXES, MINORITY INTEREST AND EQUITY IN EARNINGS	97,136	224,044	415,199	421,931
Provision for income taxes	47,730	49,323	115,232	94,031
INCOME BEFORE MINORITY INTEREST AND EQUITY IN EARNINGS	49,406	174,721	299,967	327,900
Minority interest	(2,190)	2,717	(6,431)	(6,947)
Minority interest in variable interest entities	26,868	(45,804)	(26,396)	(43,598)
Equity in earnings of unconsolidated affiliates	(273)	(17,443)	(866)	(4,014)
NET INCOME	73,811	114,191	266,274	273,341
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Unrealized gains (losses) on securities:
Holding (losses) gains arising during period	(74,123)	113,805	(10,602)	23,798
Less: reclassification adjustment for gains included in net income	4,846	2,537	15,665	1,108
Other comprehensive (loss) income	(78,969)	111,268	(26,267)	22,690
COMPREHENSIVE INCOME	$(5,158)	$225,459	$240,007	$296,031

See Notes to Financial Statements to be filed on Form 10-Q.